STOCK ESCROW AGREEMENT


     THIS STOCK ESCROW AGREEMENT (the "Agreement") dated December 31, 1997 by and among SENTO TECHNICAL INNOVATIONS CORPORATION, a Utah corporation ("Sento"), JAY BARTH, an individual (the "Shareholder"), and PARR, WADDOUPS, BROWN, GEE & LOVELESS, a Utah professional corporation (the "Escrow Agent").


                                   RECITALS

     WHEREAS, contemporaneously with the execution of this Agreement, Sento and the Shareholder are entering into an Acquisition Agreement dated November 19, 1997, as amended by Amendment No.1 to Acquisition Agreement dated December 31, 1997 (as so amended, the "Acquisition Agreement"), pursuant to which, among other things, Sento has agreed to issue to the Shareholder an aggregate of 180,000 shares of the Common Stock, $.25 par value, of Sento (the "Common Stock");

     WHEREAS, as a condition to the obligations of Sento under the Acquisition Agreement, the Shareholder has agreed to deposit in escrow 36,000 shares of Common Stock to be issued to him by Sento under the terms of the Acquisition Agreement, subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, the Escrow Agent has agreed to undertake and perform its duties and obligations as set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, upon these premises and in consideration of the covenants and obligations set forth below and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated:

          (a) "Astron" shall mean and refer to Astron Incorporated, a Utah corporation.

          (b) "Claims" shall mean and refer collectively to all claims, liabilities, rights of offset, lawsuits, demands, actions, damages and expenses payable to Sento by Astron and the Shareholder pursuant to the provisions of the Acquisition Agreement; without limiting the foregoing, the failure of Astron or the Shareholder to perform any Obligation shall constitute a Claim for purposes of this Agreement.

          (c) "Closing" and "Closing Date" shall mean and refer to the Closing and Closing Date, respectively, set forth in the Acquisition Agreement.

          (d)  "Default" shall have the meaning set forth in Section 4 below.

          (e) "Escrow Documents" shall mean and refer to the certificates evidencing the Escrowed Shares, accompanied by stock powers or other instruments of assignment duly executed by the Shareholder.

          (f) "Escrowed Shares" shall mean and refer to 36,000 shares of Common Stock to be acquired by the Shareholder pursuant to the terms of the Acquisition Agreement and to be deposited with the Escrow Agent under the terms of this Agreement.

          (g) "Notice of Default" shall have the meaning set forth in Section 4 below.

          (h) "Obligations" shall mean and refer collectively to the obligations of the Shareholder and Astron under the Acquisition Agreement, and each such obligation may be referred to individually as an "Obligation."

     2. ESCROW. On the Closing Date, the Shareholder agrees to deposit in escrow with the Escrow Agent the Escrow Documents. The Escrow Agent shall hold and maintain the Escrow Documents in a safe and secure manner until it is authorized to release the Escrow Documents in accordance with the provisions set forth herein. The Shareholder hereby agrees to pay all charges and fees reasonably required by the Escrow Agent and any related costs or expenses thereof.

     3. SECURITY FOR PERFORMANCE. This Agreement is executed in connection with the Acquisition Agreement and is made by the Shareholder as security for the performance of each of the Obligations. The parties acknowledge and agree that Astron and the Shareholder have multiple and separate Obligations and that the transfer to Sento of all or any part of the Escrowed Shares or the satisfaction of any Claim(s) shall not diminish or alter the liability of Astron or the Shareholder to satisfy any other Claim relating to any other breach with respect to the same or any other Obligation.

     4. DEFAULT; NOTICE OF DEFAULT. The failure of Astron or the Shareholder to timely perform any Obligation shall constitute a default under this Agreement (a "Default"). In the event of any Default, Sento shall have the right to pursue its remedies pursuant to the terms set forth herein so as to be compensated for any Claim. Upon the occurrence of any Default, Sento may, in its discretion, give written notice to the Shareholder (the "Notice of Default"), stating that a Default has occurred and setting forth a brief description of the Default.

     5. NOTICE TO THE ESCROW AGENT. If Astron and the Shareholder fail to cure the Default within ten (10) days of receipt of the Notice of y authorized representative of Sento (the "Default Certificate"), which shall (i) include a copy of the Notice of Default; (ii) certify that the Notice of Default was delivered to the Shareholder at least ten (10) days prior to delivery of the Default Certificate to the Escrow Agent; (iii) certify that Astron and the Shareholder have failed to cure the Default within such ten (10) days; (iv) certify that, in light of the foregoing, Sento is entitled to exercise its right to have transferred to it all or a portion of the Escrowed Shares pursuant to the terms of this Agreement; and (v) set forth the number of Escrowed Shares to be transferred in accordance with the provisions of Section 6 below.

     6.   REMEDIES AND PROCEDURES.

          (a) Upon delivery of the Default Certificate to the Escrow Agent, Sento may require that all or a portion of the Escrowed Shares necessary to satisfy the aggregate amount of all Claim(s) with respect to each Default hereunder be transferred to Sento. In such event, the Escrow Agent shall cause a certificate or certificates representing such Escrowed Shares to be transferred into the name of Sento and delivered to Sento, whereupon Sento shall have all of the rights, privileges and powers appurtenant to and arising from ownership of such Escrowed Shares.

          (b) Upon receipt of a Default Certificate, the Escrow Agent, without independent verification, shall release and deliver to Sento the Escrow Documents necessary to facilitate Sento's exercise of its remedies under this Agreement, and shall execute and deliver all such instruments or certificates and take all such actions as may be requested by Sento to accomplish Sento's exercise of such remedies.

          (c) For purposes of determining the number of Escrowed Shares to be transferred to Sento pursuant to subsection (a) above, Sento shall divide the aggregate amount of all Claim(s) described in the applicable Default Certificate (expressed in dollars) by the closing sale price of the Common Stock, as reported by the National Association of Securities Dealers or such other established quotation service as Sento shall reasonably select, as of the Closing Date.

          (d) If any or all of the Escrowed Shares are transferred to Sento pursuant to the provisions of this Section 6, the Shareholder shall pay any and all costs and expenses reasonably incurred by the Escrow Agent in connection with the delivery and transfer of the Escrowed Shares.

     7. VOTING RIGHTS AND DIVIDENDS. During the period that any Escrowed Shares are held by the Escrow Agent pursuant to the provisions hereof, the Shareholder shall remain the record owner of such Escrowed Shares and shall possess all voting rights with respect thereto. During such period, all cash dividends declared with respect to such Escrowed Shares shall be paid or distributed to the Shareholder. The number of Escrowed Shares held by the Escrow Agent pursuant to the terms of this Agreement shall be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Sento. Similarly, if Sento is the surviving corporation in any merger or consolidation, the number of Escrowed Shares held by the Escrow Agent pursuant to the terms of this Agreement shall be adjusted to reflect the number of securities to which a holder of the number of Escrowed Shares would have been entitled as a result of such merger or consolidation.

     8. TERMINATION. This Agreement shall expire on the second anniversary of the Closing Date, provided no uncured Default exists on the second anniversary of the Closing Date and all Obligations arising during the period between the Closing Date and the second anniversary of the Closing Date have been performed or otherwise satisfied. If, on the first anniversary of the Closing Date, all Obligations arising during the period between the Closing Date and such first anniversary have been performed shall deliver to the Shareholder the Escrow Documents relating to 18,000 Escrowed Shares, less the total number of Escrowed Shares transferred to Sento, as of the first anniversary of the Closing Date, pursuant to the provisions of Section 6 above. If, on the second anniversary of the Closing Date, all Obligations arising during the period between the Closing Date and such second anniversary have been performed and all Defaults hereunder have been resolved, the Escrow Agent shall deliver to the Shareholder any Escrow Documents then remaining in escrow. Otherwise, this Agreement shall continue beyond the applicable expiration date until all such Defaults have been resolved and all Obligations have been performed or otherwise satisfied. Expiration of this Agreement and/or release by the Escrow Agent of all or any part of the Escrowed Shares shall not otherwise diminish or alter in any way the remaining duties and obligations of Astron and the Shareholder under the Acquisition Agreement.

     9. LIABILITY OF ESCROW AGENT. The following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

          (a) The Escrow Agent shall not be responsible for the genuineness of any certificate or signature and may rely conclusively upon and shall be protected when acting upon any notice, affidavit, request, consent, instruction, check or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person, or duly authorized, or properly made. The Escrow Agent shall have no responsibility except for the performance of its express duties hereunder and no additional duties shall be inferred herefrom or implied hereby.

          (b) No amendment or modification of this Agreement or waiver of its terms shall affect the rights and duties of the Escrow Agent unless its written consent thereto has been obtained.

          (c) The Escrow Agent shall not be responsible or liable for any act or omission on its part in performing its duties as Escrow Agent under this Agreement unless such act or omission constitutes bad faith, gross negligence or fraud.
          (d) The Escrow Agent shall not be required to institute or defend any action involving matters referred to herein or which affect it or its duties or liabilities hereunder unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Escrow Agent, against all claims, liabilities and expenses in relation thereto. In the event of any dispute among the parties with respect to the Escrow Agent or its duties, (i) the Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon any by and with the advice of counsel and shall be fully protected in so acting or in refraining from acting upon the advice of such counsel, or (ii) the Escrow Agent may refrain from acting until required to do so by an order of a court of competent jurisdiction.

     10. NOTICES. All notices and other communications given hereunder shall be deemed to have been given or made when personally delivered or three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses or at such other addresses as the parties may hereafter designate in writing:

     To Sento:           Sento Technical Innovations Corporation
                         Attn: Robert K. Bench
                         311 North State Street
                         P.O. Box 1970
                         Orem, Utah  84059

     To the Shareholder:      Jay Barth
                              546 South 300 West
                              Orem, Utah 84058

     To the Escrow Agent:          Parr, Waddoups, Brown, Gee & Loveless
                                   Attn:  Brian G. Lloyd
                                   185 South State Street, Suite 1300
                                   Salt Lake City, Utah 84111


     11. COSTS AND ATTORNEY'S FEES. In the event there is a breach of this Agreement, the party in breach shall pay all costs, expenses and attorney's fees incurred by the other party in enforcing its rights hereunder.

     12. SEVERABILITY. In the event that any condition, covenant or other provision contained herein is held by a court of competent jurisdiction to be invalid or void, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision contained herein. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such shall be deemed valid to the extent of the scope or breadth permitted by law.

     13. ENTIRE AGREEMENT. This Agreement and the Acquisition Agreement constitute the entire agreement among the parties pertaining to the Escrowed Shares, and supersede all prior agreements and understandings pertaining thereto; provided, however, that nothing herein shall in any way limit the Acquisition Agreement or any agreement or transaction described therein.

     14. WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition.

     15. APPLICABLE LAW. This Agreement shall be govery and shall in no way affect the manner in which any provision hereof is construed. Whenever the context requires, the singular shall include the plural, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both genders.

     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                         "SENTO"

                         SENTO TECHNICAL INNOVATIONS CORPORATION,
                              a Utah corporation


                         By: \S\ Robert K. Bench
                         Its: Chief Financial Officer


                         "SHAREHOLDER"



                         \S\ Jay Barth
                         Jay Barth, an individual



                         "ESCROW AGENT"

                         PARR, WADDOUPS, BROWN, GEE & LOVELESS,
                              a Utah professional corporation


                         By: \S\ Brian G. Lloyd
                         Its: Escrow Agent